SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6
       (e)(2)
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.15a-12

                                 STAFFMARK, INC.

                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.
[X]    $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

       (1) Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:


          --------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


          --------------------------------------------------------------------
       (4) Proposed maximum aggregate value of transaction:


          --------------------------------------------------------------------
       (5) Total fee paid:


          --------------------------------------------------------------------
[ ]  Fee paid previously with written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

                                 StaffMark, Inc.
                              302 East Millsap Road
                          Fayetteville, Arkansas 72703


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 2, 1997


To the Stockholders:

     Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of StaffMark, Inc. ("StaffMark" or the "Company") will be held at the Fayetteville Hilton, 70 N. East Street, Fayetteville, Arkansas on the 2nd day of May, 1997, at 10:00 a.m., Central Standard Time, for the following purposes:

       1. To elect ten directors to serve terms scheduled to end in conjunction with the next annual meeting of stockholders or until their successors are elected and qualify;

       2.     To approve the Company's Employee Stock Purchase Plan; and

       3. To transact such other business as may properly come before the meeting or any adjournments thereof.

       All stockholders are cordially invited to attend the Annual Meeting, however, only stockholders of record as of the close of business on March 18, 1997 are entitled to receive notice of and to vote at the Annual Meeting.

     The Company's Proxy Statement and Annual Report are submitted herewith.


                       By Order of the Board of Directors


                                /s/ Terry C. Bellora
                                Terry C. Bellora
                                    Secretary

Fayetteville, Arkansas
March 28, 1997

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF COMMON STOCK PERSONALLY EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                                 StaffMark, Inc.
                              302 East Millsap Road
                          Fayetteville, Arkansas 72703


                      Proxy Statement for Annual Meeting of
                       Stockholders to be held May 2, 1997

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of StaffMark, Inc., a Delaware corporation (the "Company" or "StaffMark") for use only at the annual meeting of stockholders (the "Annual Meeting") of StaffMark to be held at the Fayetteville Hilton, 70 N. East Street, Fayetteville, Arkansas on the 2nd day of May, 1997, at 10:00 a.m., Central Standard Time, and at any adjournments thereof. The approximate date on which this Proxy Statement and accompanying Proxy will first be given or sent to stockholders is March 28, 1997.

     Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, before the Annual Meeting, or to the Secretary or the Inspectors of Election at the Annual Meeting, or by execution and return of a later-dated Proxy, except as to any matter voted upon before such revocation.

     Proxies in the accompanying form will be voted in accordance with the specifications made and, where no specifications are given, such Proxies will be voted:
              FOR the election as directors of the nominees named herein; and

              FOR the approval of the Company's Employee Stock Purchase Plan.

     In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the Annual Meeting. Management of the Company is not aware of any other matters to be presented for action at the Annual Meeting.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the cost of soliciting proxies will be paid by the Company. Proxies may be solicited in person or by telephone by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the reasonable expenses of forwarding soliciting material to their principals.

                       OUTSTANDING STOCK AND VOTING RIGHTS

     At the Annual Meeting, each stockholder will be entitled to one vote for each share of Common Stock, $.01 par value ("Common Stock"), owned of record at the close of business on March 18, 1997. The outstanding stock of the Company as of the record date totaled 13,600,836 shares of Common Stock. Votes may be cast in person or by proxy. The stock transfer books of the Company will not be closed.

     The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the director nominees while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant the proxy authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD AUTHORITY." If you wish your shares to be voted for some nominees and not for one or more of the others, indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) in the space provided on the form of proxy.

     Although shares represented by proxies containing abstentions or indicating broker non-votes will be considered as present at the meeting for purposes of determining the presence of a quorum, abstentions and broker non-votes will not otherwise be counted on any matters submitted to a vote at the meeting.

                              ELECTION OF DIRECTORS

     The number of directors on the Board of Directors is currently fixed at ten, and all of the directors' terms expire at the Annual Meeting. The following sets forth information concerning each of the nominees for election to the Board of Directors, including his or her name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.

                 Nominees for Election to the Board of Directors

      Name                 Age                     Experience
Jerry T. Brewer             56    Co-founded  StaffMark  in March 1996 and has
                                  served since then as its Chairman of the Board. Mr. Brewer also co-founded Brewer
                                  Personnel Services, Inc. ("Brewer"),  a
                                  Founding Company (defined  below),  in July
                                  1988, and currently serves as its Chairman of the Board. From July 1988 to April
                                  1995, Mr. Brewer served as President and Chief
                                  Executive Officer of Brewer.

Clete T. Brewer             31    Co-founded  StaffMark  in March 1996 and has
                                  served since then as its  President and Chief
                                  Executive Officer and a director. Mr. Brewer also co-founded Brewer in July 1988, and has served since April 1995 as President, Chief
                                  Executive Officer and a director of Brewer.
                                  From July 1988 to April 1995, Mr.Brewer served as Vice President and a director of Brewer.
                                  Mr. Brewer is the son of Jerry T. Brewer.

W. David Bartholomew        40    Executive Vice President - Southeastern
                                  Operations and a director of the Company since October 1996. Mr. Bartholomew has served as Secretary/Treasurer and principal of HRA, Inc. ("HRA"), a Founding Company, since 1993.
                                  From 1991 through 1993, Mr. Bartholomew was
                                  President of Cobble Personnel of Nashville.

Steven E. Schulte           34    Executive Vice President - Administration and
                                  a director of the Company since October 1996.
                                  Mr. Schulte has been employed by Prostaff
                                  Personnel Services, Inc.("Prostaff"), a
                                  Founding Company, since August 1987, and has served as Prostaff's President and Chief
                                  Executive Officer since June 1992.

John H. Maxwell, Jr.        53    Executive Vice  President - Medical  Services
                                  and a director of the Company since October
                                  1996. Mr. Maxwell has served as the Chief
                                  Executive Officer of Maxwell Staffing, Inc.
                                  ("Maxwell"), a Founding  Company,  since 1973.
                                  Mr. Maxwell is a Certified Personnel
                                  Consultant and a Certified  International
                                  Personnel Consultant.

Janice Blethen              53    Executive  Vice President - Clinical  Trials
                                  Support Services and a director of the Company since October 1996. Ms.Blethen has served as Chief Executive Officer of Blethen
                                  Temporaries, Inc.  ("Blethen"),  a Founding
                                  Company, since its inception in 1975. Ms.
                                  Blethen is a Certified Personnel Consultant.

William T. Gregory          54    Vice  President  and  General  Manager -
                                  Carolina Region and a director of the Company since October 1996. Mr. Gregory has served as President of First Choice Staffing, Inc.
                                  ("First Choice"),  a Founding  Company,  since
                                  1985. Mr. Gregory is a Certified Personnel
                                  Consultant.

William J. Lynch            54    Director of the Company  since  October  1996.
                                  Mr.Lynch is a Managing  Director  of  Capstone
                                  Partners, LLC, a special situations venture capital firm. From October 1989 to March 1996,
                                  Mr. Lynch was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Lynch also serves as a director of Coach USA, Inc., a publicly traded motorcoach services company.

R. Clayton McWhorter        63    Director of the  Company  since  October
                                  1996. Mr. McWhorter founded  Clayton
                                  Associates, LLC, in 1996 to provide venture capital to start-up companies. Mr. McWhorter is a member of the Board of Directors of Columbia/HCA Healthcare Corporation
                                  ("Columbia/HCA") and served as its Chairman of the Board from April 1995 to May 1996. Mr.
                                  McWhorter served as Chairman, President and Chief Executive Officer of Healthtrust, Inc.
                                  from 1987 to April 1995 until its merger with Columbia/HCA. From 1985 to 1987, Mr. McWhorter served as President and Chief Operating
                                  Officer of Hospital Corporation of America
                                  (Columbia/HCA's predecessor). In addition to Columbia/HCA, Mr. McWhorter is a director of Suntrust Bank - Nashville, and Corrections
                                  Corporation of America, all of which are publicly traded companies. He is also a director of Ingram Industries Inc.

Charles A. Sanders, M.D.    65    Director of the Company  since  October  1996.
                                  Dr. Sanders is retired from Glaxo, Inc. where he served as Chief Executive Officer from 1989 through 1994 and Chairman from 1992 through 1995. Dr. Sanders currently serves as Chairman of The Commonwealth Fund and Project HOPE and serves on the Board of Trustees of The
                                  University of North Carolina at Chapel Hill.
                                  Dr. Sanders is a director of Vertex
                                  Pharmaceuticals Incorporated and Magainin
                                  Pharmaceuticals, Inc., both publicly traded companies. Dr. Sanders is a former director of Merrill Lynch & Co., Inc., Morton
                                  International, Inc. and Reynolds Metals
                                  Company.

     Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing nominees as directors. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, the persons named as proxies shall have the authority to vote for the election of any other nominee proposed by the Board of Directors. In the event of any director's death, disqualification or inability to serve, the vacancy so arising will be filled by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.
                        BOARD ORGANIZATION AND COMMITTEES

     The Company completed initial public offering of its common stock on October 2, 1996 (the "Offering"). During the fiscal year ended December 31, 1996, the Board of Directors held two meetings and each of the directors attended both meetings, except for Mr. Schulte who attended one meeting.

     The Board of Directors has established committees to perform certain of its functions, including the Audit Committee, the Compensation Committee and the Acquisition Committee. The functions of each of these committees, and its members, are set forth below.

     The Audit Committee reviews the internal controls of the Company, reviews the objectivity of its financial reporting and meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. The Audit Committee also recommends to the Board the appointment of independent certified public accountants to serve as auditors for the following year. During the fiscal year ended December 31, 1996 the Audit Committee met once and all members were in attendance. The Audit Committee currently consists of Dr. Sanders, Mr. Lynch, and Mr. Jerry Brewer.

     The Compensation Committee advises and makes recommendations to the Board with respect to salaries and bonuses to be paid to officers and other employees of the Company. The Compensation Committee also administers the Company's 1996 Stock Option Plan. During the fiscal year ended December 31, 1996, the
Compensation Committee met once and all members were in attendance. The Compensation Committee currently consists of Mr. Lynch and Mr. McWhorter.

     The Acquisition Committee is authorized to negotiate and approve certain acquisitions for the Company within parameters set by the Board. The Acquisition Committee currently consists of Mr. Jerry Brewer; Mr. Clete Brewer; Mr. Schulte; Ted Feldman, Chief Operating Officer; Terry C. Bellora, Chief Financial Officer; and Robert H. Janes III, Executive Vice President - Mergers and Acquisitions. The Acquisition Committee held no meetings during the fiscal year ended December 31, 1996.


                              DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $2,000 for attendance at each Board of Directors meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors meeting). Under the Company's 1996 Stock Option Plan, each non-employee director automatically receives nonqualified stock options to purchase 10,000 shares of Common Stock upon such person's initial election as a director. Non-employee directors will, beginning with this first Annual Meeting, receive annual grants of non-qualified stock options to purchase 2,000 shares of Common Stock at the time of each Annual Meeting. All of such options have or will have an exercise price equal to the fair market value of the Common Stock on the date of grant, are or will be exercisable in equal yearly amounts over three years except as limited by the rules and regulations of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and will expire five years from the date of grant. All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof and for other expenses incurred in their capacity as directors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 1, 1997, information regarding the beneficial ownership of the Common Stock of the Company by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each named executive officer and each officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group. All persons listed have an address in care of the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                Shares Beneficially Owned
Name                                               Number        Percent
Jerry T. Brewer(1)....................             672,944        5.1%
Clete T. Brewer.......................           1,069,584        8.0
Terry C. Bellora(2)...........                      25,200          *
Chad J. Brewer(3).....................             680,022        5.1
Ted Feldman(4).........................            303,611        2.3
David Bartholomew(5)...................            282,437        2.1
Steven E. Schulte(6)....................           455,925        3.4
John H. Maxwell, Jr.(7).................           714,059        5.3
Mary Sue Maxwell(8)......................          714,059        5.3
Janice Blethen(9)........................          476,477        3.6
William T. Gregory........................         435,750        3.3
William J. Lynch(10)......................          42,973          *
Clayton McWhorter(11)......................          3,333          *
Charles A. Sanders, M.D.(11)...............          8,333          *
       All directors and executive
       officers as a group (15 persons)          4,792,593       35.6

       *Less than 1%.

(1) Includes 175,000 shares held by Mr. Brewer's spouse, as to which Mr. Brewer disclaims beneficial ownership.

(2) Includes 25,000 shares subject to options which are currently exercisable.

(3) Includes 66,044 shares held by the Clete Brewer Irrevocable Trust for the benefit of Chad J. Brewer and for which Chad J. Brewer is the trustee. Chad J. Brewer is the son of Jerry T. Brewer and the brother of Clete T. Brewer.

(4) Includes 1,000 shares held by Mr. Feldman's spouse, as to which Mr. Feldman disclaims beneficial ownership.

(5) These shares are held by Bartfund I Limited Partnership, of which Mr. Bartholomew is the general partner.

(6) Includes 437,025 shares held by the Steven E. Schulte Revocable Trust for which Mr. Schulte is trustee.

(7) Includes 351,620 shares held by the John H. Maxwell, Jr. Revocable Living Trust, of which Mr. Maxwell is the trustee, and includes 362,439 shares held by a trust for the benefit of Mr. Maxwell's spouse, as to which Mr. Maxwell disclaims beneficial ownership. John H. Maxwell, Jr. is the spouse of Mary Sue Maxwell.

(8) Includes 362,439 shares held by the Mary Sue Maxwell Revocable Living Trust, of which Ms. Maxwell is the trustee, and includes 351,620 shares held by a trust for the benefit of Ms. Maxwell's spouse, as to which Ms. Maxwell disclaims beneficial ownership. Mary Sue Maxwell is the spouse of John H. Maxwell, Jr.

(9) Includes 71,905 shares held by Blethen Family Investments Limited Partnership, the general partner of which is a corporation controlled by Ms. Blethen.

(10)Includes 3,033 shares for which Mr. Lynch is trustee under the UGMA and 3,333 shares subject to options which are currently exercisable.

(11)Represents 3,333 shares subject to options which are currently exercisable.


                               EXECUTIVE OFFICERS

     The executive officers of the Company are Jerry T. Brewer, Chairman of the Board; Clete T. Brewer, President and Chief Executive Officer; Terry C. Bellora, Chief Financial Officer and Secretary; Ted Feldman, Chief Operating Officer; Robert H. Janes III, Executive Vice President - Mergers and Acquisitions; W. David Bartholomew, Executive Vice President - Southeastern Operations; Steven E. Schulte, Executive Vice President - Administration; Donald A. Marr, Jr., Executive Vice President - Southwestern Operations; John H. Maxwell, Jr.,
Executive Vice President - Medical Services; Janice Blethen, Executive Vice President - Clinical Trials Support Services; William T. Gregory, Vice President and General Manager of Carolina Region; and Mary Sue Maxwell, Vice President and General Manager of Oklahoma Region. Each of the executive officers, except those shown below, serve as directors and are described above under the caption "Election of Directors."

         Name              Age                      Experience
         ----              ---                      ----------
Terry C. Bellora           50     Chief  Financial  Officer  and  Secretary  of
                                  StaffMark since August 1996. Prior to joining
                                  StaffMark, Mr. Bellora served as Chief
                                  Financial Officer of Pace Industries, Inc.
                                  ("Pace")from 1986 to August 1996. Mr. Bellora served as director of Pace from 1988 to 1993 and as an advisory director of Pace from 1993 to 1996. Mr. Bellora is a Certified Public
                                  Accountant and was previously the audit
                                  partner for Gaddy & Co., Certified Public
                                  Accountants.

    Name                   Age                      Experience
    ----                   ---                      ----------
Ted Feldman                43     Chief  Operating  Officer of the Company
                                  since October 1996. Mr. Feldman founded HRA in
                                  1991 and since its inception has served as its President and Chief Executive Officer. From
                                  1979 until 1992, Mr. Feldman served as
                                  President of Nashville Trunk & Bag Co.

Robert H. Janes III        30     Co-founded  StaffMark  in March 1996 and has
                                  served since then as its  Executive Vice
                                  President - Mergers and Acquisitions. Mr.
                                  Janes has served as Vice President of Finance of Brewer since April 1995. From 1988 to 1990 and 1992 to 1995, he was employed in the corporate finance department of Stephens Inc., an investment banking firm. In 1992, Mr. Janes obtained an MBA from The Wharton School.

Donald A. Marr, Jr.        32     Executive  Vice  President  -  Southwestern
                                  Operations since October 1996. Mr. Marr
                                  oversees the Company's Commercial and
                                  Professional divisions in that region. He has been employed by Brewer since 1990 and has served as Brewer's Vice President of Operations since 1994.

Mary Sue Maxwell           54     Vice  President  and General  Manager -
                                  Oklahoma Region of the Company  since  October
                                  1996. Ms. Maxwell has served as President of Maxwell since 1983.


                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers during the year ended December 31, 1996. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

                           Summary Compensation Table


                                                    Long Term
                         Annual Compensation       Compensation
                         -------------------       ------------
                                                    Securities
Name and                                            Underlying    All Other
Principal Position   Year   Salary($)(1)  Bonus($)   Options     Compensation
------------------   ----   ------------  --------   -------     ------------

Clete T. Brewer,     1996     $40,869        N/A       10,000       $2,487
 President,
 Chief Executive
 Officer and
 Director
Terry C. Bellora,    1996      41,538        N/A      160,000        2,824
 Chief Financial
 Officer and
 Secretary
Ted Feldman,         1996      39,769        N/A       10,000        1,025
 Chief Operating
 Officer
W. David             1996      34,615        N/A       10,000        1,025
Bartholomew,
 Executive Vice
 President
 Southwest Operations;
 Director
Steven E. Schulte,   1996      31,250        N/A       10,000          502
 Executive Vice
 President -
 Administration;
 Director

     (1) For the period October 2, 1996, the completion of the Offering, through fiscal year-end.

     The following table sets forth information concerning each grant of stock options to the executives named in the preceding Summary Compensation Table during the year ended December 31, 1996.

                          Option Grants in Fiscal 1996
                          ----------------------------

                                         INDIVIDUAL GRANTS
            --------------------------------------------------------------------

                   Number of    Percentage
                   Securities    of Total     Exercise                Grant Date
                   Underlying Options Granted  or Base                  Present
                    Options    to Employees    Price     Expiration      Value
    Name            Granted   in Fiscal 1966 ($/Share)(1)   Date         ($)(2)
    ----            -------   ---------------------------   ----         ------
Clete T. Brewer      10,000        1.1%       $12.00      10/02/06   $   72,800
Terry C. Bellora    160,000       18.4        $12.00      10/02/06    1,059,800
Ted Feldman          10,000        1.1        $12.00      10/02/06       72,800
W. David Bartholomew 10,000        1.1        $12.00      10/02/06       72,800
Steven E. Schulte    10,000        1.1        $12.00      10/02/06       72,800

     (1) The exercise price per share for all options granted is equal to the market price of the underlying Common Stock as of the date of the initial public offering.

     (2) The grant date present value was based on the Black-Scholes Option Valuation Model, a widely recognized method of valuing options. The following underlying assumptions were used to derive the present value of these options: expected volatility of the Company's stock of 65.11%, based upon the actual monthly volatility in the industry for the five years prior to the grant date; a risk-free rate of return of 6.43%, based on the yield of the five year U.S. treasury notes as of the grant date; and exercise of the option five years after the grant date. The actual value, if any, the named executive officers may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised; consequently, there is no assurance the value realized by the named executive officers will be at or near the value estimated by the Black-Scholes Option Valuation Model.

     The following table sets forth information concerning the value of unexercised options as of December 31, 1996, by the executives named in the preceding Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during the year ended December 31, 1996.

                            Stock Option Exercises and Year End Values
                            ------------------------------------------

                        Number Of Securities Underlying
                        Unexercised Options held at           Value In-the-
                            December 31, 1996               Money at Market(1)
                        -------------------------------     ------------------
   Name                 Exercisable  Unexercisable  Exercisable  Unexercisable
   ----                 -----------  -------------  -----------  -------------
Clete T. Brewer                0       10,000              0       $ 5,000
Terry C. Bellora          25,000      135,000        $12,500        67,500
Ted Feldman                    0       10,000              0         5,000
W. David Bartholomew           0       10,000              0         5,000
Steven E. Schulte              0       10,000              0         5,000

     (1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the exercise price of such options and the closing market price of the Company's Common Stock on December 31, 1996.

                 EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

     Messrs. Brewer, Feldman, Bartholomew and Schulte have entered into employment agreements with the Company, or a subsidiary thereof, commencing on the date of the closing of the Offering. Pursuant to such employment agreements, each such officer is eligible for additional year-end bonus compensation to be determined pursuant to an incentive bonus plan to be established by the Company. Each employment agreement is for a term of five years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal.

     Each of the employment agreements for Messrs. Brewer, Feldman, Bartholomew and Schulte provides that, in the event of a termination of employment by the Company, except for specific instances of "cause" as defined in the employment agreement, such employee shall be entitled to receive from the Company such employee's then current salary for a period no longer than two years after the Offering. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following the termination of his employment.

     Mr. Bellora has entered into an employment agreement with the Company providing for an annual base salary, a bonus to be determined annually pursuant to an incentive bonus plan to be established by the Company and options to purchase 150,000 shares of Common Stock at the initial public offering price, exercisable over a period of five years. Such options expire ten years after the date of grant. The employment agreement is for a term of five years. The agreement provides for the payment of two years' salary in the event of termination without cause. In the event of a change in control of the Company, he may elect to terminate his employment and receive the amount he would receive pursuant to a termination without cause. Mr. Bellora's employment agreement contains a covenant not to compete with the Company for a period equivalent to the longer of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment. In the event of a change in control without 15 days notice, such non-competition provisions would not apply.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following report of the Compensation Committee of the Board of Directors of StaffMark shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not be deemed filed under either of the Securities Act or the Exchange Act except to the extent that StaffMark specifically incorporates this information by reference.

Overview

     The key components of executive officer compensation are salary, bonus and stock option awards. Each of the Company's executive officers is a party to a five-year employment agreement (collectively the "Executive Employment Agreements") that was negotiated at arms-length and entered into prior to the Company's Offering but not effective until the Offering was consummated. Prior to the consummation of the Offering, compensation for each of the executive officers of the Company was determined under separate arrangements as more fully described below. Each Executive Employment Agreement provides for a minimum base salary following the Offering (subject to increase by the Compensation Committee) and the right to receive discretionary bonuses provided by the Compensation Committee and the right to receive stock option grants at the discretion of the Compensation Committee. The Compensation Committee believes that the base salary levels provided for in the Executive Employment Agreements are below the base salary levels paid to executives holding comparable positions with other publicly held service companies.

     The members of the Compensation Committee hold primary responsibility for determining executive officer compensation levels, subject to the terms of the Executive Employment Agreements. The Compensation Committee is composed entirely of independent outside directors of StaffMark, none of whom are or have been officers or employees of StaffMark. The Compensation Committee has adopted a compensation philosophy intended to align compensation with StaffMark's overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation and stockholder value. The goals of the program are:

     * To compensate executive employees in a manner that aligns the employees' interests with the interests of the stockholders;

     *    To encourage continuation of StaffMark's entrepreneurial spirit;

     *    To reward executives for successful long-term strategic management;

     *    To recognize outstanding performance; and

     *    To attract and retain highly qualified and motivated executives.

     The strategy established by the Compensation Committee with respect to executive compensation includes maintaining base salaries for executives at a level somewhat below the industry average, while providing bonuses which, when combined with base salary amounts, give StaffMark's executives the potential to earn in excess of competitive industry compensation if certain subjective and objective performance goals for StaffMark are achieved. The Compensation Committee intends to continue to grant to StaffMark's executives and other key employees stock options at the current market value, which options have no monetary value to the executives unless and until the market price of StaffMark's Common Stock increases. In this manner, StaffMark's executives will be well compensated if StaffMark achieves its operating and performance goals. On the other hand, in less successful years, an executive's pay may be below competitive industry compensation. The mix of base salary, bonuses and stock option awards reflects the Compensation Committee's intention to link executive compensation to StaffMark's operational performance and the price of its Common Stock. The Compensation Committee anticipates that future discretionary bonus payments and option grants will be based on a subjective analysis of various performance criteria, primarily earnings per share and operating profits, but will not directly be tied to any one factor. The Compensation Committee intends to continue to examine ways to more closely link its annual bonus and long-term incentive plans to StaffMark's stock performance, with the objective of creating plans that strengthen the relationship between stockholder value and executive compensation.

1996 Compensation

     Compensation paid during 1996 to Clete T. Brewer, StaffMark's President and Chief Executive Officer, was comprised solely of base salary. Mr. Brewer's compensation for the period from October 2, 1996, the date of consummation of the Offering, through December 31, 1996 was in accordance with Mr. Brewer's Executive Employment Agreement.

     The cash compensation paid to StaffMark's other executive officers during 1996 who were officers of subsidiaries of StaffMark prior to their acquisition by StaffMark was in accordance with arrangements approved by the respective
Boards of Directors of such subsidiaries. The cash compensation paid to StaffMark's other executive officers during 1996 who were not officers of subsidiaries of StaffMark was in accordance with arms-length negotiations between StaffMark and such executive officers. The cash compensation to all of StaffMark's other executive officers for the period from the Offering through December 31, 1996 was in accordance with each such officer's Executive Employment Agreement. Stock option grants were based on arms-length negotiations with the respective grantees and were approved by the Board of Directors.

     This report is submitted by the members of the Compensation Committee.

                                        STAFFMARK, INC.
                                        COMPENSATION COMMITTEE

                                        William J. Lynch
                                        R. Clayton McWhorter


                                PERFORMANCE GRAPH

     The following chart compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the S&P 500 Index and the common stock of eight companies in the temporary staffing industry, for the period beginning September 27, 1996, (the date that trading first began on the Nasdaq National Market), and ending December 31, 1996 (the last trading date in the Company's 1996 fiscal year) assuming a $100 investment in each and assuming the reinvestment of dividends. Although the Company's initial offering price was $12.00, the closing price of $14.00 on the first day of trading was used as the beginning price of the Common Stock. The Company paid no dividends during the period. Companies in the self selected peer group are as follows: AccuStaff Incorporated; Corestaff, Inc.; Norrell Corporation; Personnel Management, Inc.; Personnel Group of America; RemedyTemp, Inc.; SOS Staffing Services, Inc.; and Western Staff Services, Inc.


                      COMPARISON OF CUMULATIVE TOTAL RETURN


                    9/27/96   10/31/96  11/29/96  12/31/96
StaffMark, Inc.       $100      $ 93      $ 90       $ 89
Peer Group            $100      $ 98      $ 85       $ 87
Nasdaq Composite (US) $100      $ 99      $105       $105

Source: Carl Thompson Associates (303) 494-5472. Data from Bloomberg Financial Markets.

                       CERTAIN TRANSACTIONS; COMPENSATION
                 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In connection with the formation of StaffMark, the Company issued 1,000 shares of Common Stock at $.01 per share and subsequently declared a stock dividend of 1,355 shares of Common Stock for each share of Common Stock outstanding. The shares were issued to various members of management including:
Jerry T. Brewer - 179,944 shares; Clete T. Brewer - 457,042 shares; Chad J. Brewer - 252,978 shares; Donald A. Marr, Jr. - 34,010 shares; Robert H. Janes III - 184,957 shares; and Janice Blethen - 25,068 shares. The Company also issued 136,042 shares to Capstone Partners, LLC, a Delaware Limited Liability Company, of which William J. Lynch is a member.

     Simultaneously with the closing of the Offering, StaffMark acquired by merger all of the issued and outstanding stock of Brewer, Prostaff and its related entities, Maxwell and its related entities, HRA, First Choice and Blethen and its related entities (each a "Founding Company" and collectively "Founding Companies"), at which time each Founding Company became a wholly-owned subsidiary of the Company (the "Mergers"). The aggregate consideration paid by StaffMark in the Mergers was approximately $83.3 million, consisting of approximately $15.9 million in cash and 5,618,249 shares of Common Stock. In addition, in conjunction with the Mergers, certain of the Founding Companies made distributions totaling approximately $5.3 million, representing S Corporation earnings previously taxed to their respective stockholders. Also, prior to the Mergers, certain of the Founding Companies made distributions of certain assets with a net book value totaling approximately $349,000.

     In connection with the Mergers and as consideration for their interests in the Founding Companies, certain officers, directors, key employees and holders of more than 5% of the outstanding shares of the Company, together with trusts for which they act as trustees, received cash and shares of Common Stock of the Company as follows:
                                                       Founding Company
                                                        Consideration
                                                        -------------
                                                                   Shares of
            Name                                    Cash          Common Stock
            ----                                    ----          ------------
                                               (In thousands)
Jerry T. Brewer (1)                              $   1,376           318,000
Clete T. Brewer (1)(2)                                   0           610,912
Chad J. Brewer (3)                                     600           361,000
Kay Brewer (3)                                         974           225,000
Ted Feldman (2)                                      1,009           302,611
W. David Bartholomew (1)(2)                          1,210           282,437
Donald A. Marr, Jr. (2)                                  0            83,000
Steven E. Schulte (1)(2)                             1,954           455,925
Edward E. Schulte (3)                                2,045           477,130
Karla Schulte (3)                                      501           116,945
John H. Maxwell, Jr. (1)(2)                            886           354,402
Mary Sue Maxwell (2)                                   913           365,221
Stephen H. Maxwell (3)                                 156            62,271
Stacey Maxwell Berry (3)                               156            62,271
Jeffrey L. Maxwell (3)                                 156            62,271
Janice Blethen (1)(2)                                1,626           451,410
Tracy Blethen (3)                                       32             7,350
William T. Gregory (1)(2)                            1,453           435,750
Jeffery T. Gregory (3)                                 208            62,250
Sherry Gregory Barnes                                  208            62,250
Paige Gregory Gilliland                                208            62,250
-----------------------                              -----            ------
Total                                            $  15,671         5,220,656
                                                 =========         =========
       (1)  Director
       (2)  Officer
       (3)  Immediate family member of director or officer

     Prior to the Offering, certain of the Founding Companies incurred indebtedness which was personally guaranteed by its stockholders or by entities controlled by its stockholders. The Company repaid approximately $29.5 million of indebtedness of the Founding Companies immediately following the consummation of the Offering, of which approximately $14.5 million directly or indirectly benefited persons who became officers, directors or greater than 5% stockholders of the Company upon consummation of the Offering. In each case, such person was either a direct obligor or a guarantor of such indebtedness. Further, approximately $4.1 million of such indebtedness was incurred by the Founding Companies in connection with S Corporation distributions to the stockholders of the Founding Companies prior to the Mergers.

Leases of Facilities

     In connection with the acquisition of Brewer, the Company assumed a lease by Brewer of property in Fayetteville, Arkansas that is owned by Brewer Investments, an Arkansas limited partnership whose partners are Jerry T. Brewer and Kay Brewer. Jerry T. Brewer is the father of Clete T. Brewer and Chad J. Brewer, Kay Brewer is the mother of Clete T. Brewer and Chad J. Brewer and each is an officer, director and principal stockholder of Brewer. The property is now the Company's headquarters. The total lease payments to Brewer Investments for the twelve months ended December 31, 1996 approximated $225,000, and the lease extends for five years. StaffMark is responsible for all real estate taxes, insurance, utilities and maintenance.

     In connection with the acquisition of Prostaff, the Company assumed leases by Prostaff of property in Little Rock, Arkansas used by Prostaff in its operations that are owned by an Arkansas limited liability company, one of whose members is Steven E. Schulte. Rent for fiscal year 1996 approximated $127,200, and StaffMark is responsible for all real estate taxes, insurance, utilities and maintenance.

     Prior to the Mergers,  Maxwell  distributed real estate owned by it to John
H. Maxwell, Jr. and Mary Sue Maxwell, with an aggregate carrying value of approximately $221,000. Such real estate is leased to the Company at an annual rent of $100,000. The lease has a three year term and a two year renewal option.

     The Company believes that the rent payments to be made for leased facilities with related parties will be on terms that are as favorable to the Company as those that could be obtained from unaffiliated third parties.

Certain Loans

     In October 1996, StaffMark advanced Donald A. Marr, Jr. the principal amount of $80,000 due on October 2, 1999 pursuant to a promissory note that accrues interest at six percent per annum.

     First Choice has an unsecured demand note payable to William T. Gregory in the principal amount of $61,000 as of December 31, 1996 with interest payable semiannually at 8% per annum.

Other Transactions

     In November 1995, Mr. Feldman and Mr. Bartholomew purchased an option held by certain parties to acquire 30% of the common stock of HRA for $250,000. In conjunction with this transaction, HRA advanced to each of Mr. Feldman and Mr. Bartholomew the sum of $125,000. Such amounts were repaid prior to the consummation of the Mergers. In addition, HRA entered into a Settlement Agreement and Release with the holders of the option which released all claims against HRA for the sum of $90,000.

                     PROPOSAL TO APPROVE THE STAFFMARK, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     In order to encourage employee ownership of the Company, on March 13, 1997, the Board of Directors of the Company (the "Board") adopted the StaffMark, Inc. Employee Stock Purchase Plan (the "Plan"), subject to stockholder approval. The Board reserved 300,000 shares of the Company Common Stock for the Plan, subject to adjustment in the event of stock splits, stock dividends, recapitalization, or other changes in the outstanding Common Stock. The Plan provides eligible employees of the Company with a means to purchase, through payroll deductions, shares of Common Stock at a discount, consistent with the provisions of the Internal Revenue Code of 1986, as amended (the "Code").

Eligible Participants

     Regular full or part-time employees of the Company are eligible to participate in the Plan, on a purely voluntary basis, if they meet certain conditions. To be eligible, an employee's customary employment must be greater than both 20 hours per week and five months per calendar year. The employee must also have completed one year of continuous service with the Company. An employee who owns five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company will not be eligible to participate in the Plan. Temporary employees will not be eligible to participate in the Plan. Approximately 2,000 employees would have been eligible to participate as of March 1, 1997.

Material Features of the Plan

     Eligible employees participate in the Plan through exercising options to purchase Common Stock. Options may be granted for each purchase period to eligible employees. Each quarter will be a purchase period unless otherwise established by the committee administering the Plan (the "Committee"). Common Stock will be purchased through a participant's payroll deductions at a stated dollar amount not less than $10 per pay period (or $20 if the pay period is every month), as determined by the participant, at a price that shall be an amount equal to the lower of 85% of the fair market value of the Common Stock as of the first or the last trading day of each purchase period. The fair market value of the Common Stock will be determined by reference to the Common Stock price on the Nasdaq National Market on each relevant date. No employee will be permitted to purchase Common Stock under the Plan at a rate which exceeds $25,000 of the fair market value of such stock (determined at the beginning of each purchase period) for each calendar year.

     Each eligible employee who elects to participate in the Plan will, without any action on his or her part, be automatically deemed to have exercised his or her option on the last day of each purchase period if he or she is then employed, to the extent that the amount withheld through payroll deduction throughout the purchase period is sufficient to purchase, at the option price, one or more whole shares of Common Stock. All funds received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose. No interest on such funds will be credited to or paid to any participant under the Plan.

     An option granted under the Plan shall not be transferable by an employee other than by will or by the laws of descent and distribution and is exercisable during his or her lifetime only by the employee.

     A participant may voluntarily suspend his or her payroll deductions at any time, but will not be permitted to resume the payroll deductions again until the January 1 or July 1 following the six-month period after the date of suspension of payroll deductions. A participant may change the rate of his or her payroll deductions on any January 1 or July 1. If a participant terminates his or her employment with the Company, his or her participation in the Plan will be automatically terminated as of the date of termination of employment, and the shares held in his or her stockholder account will either be sold as directed by the terminated participant, or distributed to the terminated participant, in which case, the Common Stock purchased through the Plan as of the date of termination will be distributed to the participant, together with cash equal to the sum of fair market value of any fractional shares owned by the participant and amounts withheld through payroll deduction that had not been applied to purchase Common Stock under the Plan.

Plan Restrictions Concerning Resales of Shares and Distribution of Share Certificates

     A participant may not sell his or her shares or obtain stock certificate evidencing shares acquired under the Plan during the first 12-consecutive-month period of participation in the Plan. Thereafter, a participant may order the sale of his or her shares under the Plan or acquire his or her stock certificate as of the first day of any calendar quarter if he or she provides three months' advance notice to the Committee. A participant who sells shares acquired under the Plan or obtains a stock certificate evidencing shares acquired under the Plan, as described above, will be subject to a 12-month suspension period during which the participant may not participate in the Plan.

New Plan Benefits

     It  is  not  possible  to  determine  how  many  eligible   employees  will
participate in the Plan in the future or the level of such participation.

Tax Treatment

     The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in the Plan will not realize income at the time the offering commences or when the shares are actually purchased under the Plan. If an employee disposes of such shares after two years from the date the offering of such shares commences under the Plan and after one year from the actual date of purchase of such shares under the Plan (collectively, the "Holding Period"), the employee will be required to include in income, as capital gain for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price and (ii) the excess of the fair market value of such shares at the time the offering commenced over the purchase price.

     If any employee disposes of the shares purchased under the Plan during the Holding Period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess, if any, of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the length of the Holding Period for such shares. In the event of a disposition during the Holding Period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

     An employee who is a nonresident of the United States will generally not be subject to the U.S. federal income tax with respect to the shares of Common Stock purchased under the Plan.

Plan Administration and Termination

     The Plan provides for administration of the Plan by the Committee appointed by the Board. The Board may terminate, suspend or amend the Plan in any respect at any time, except that the approval of the Company's stockholders is required for any amendment to increase the number of shares available for purchase under the Plan. Unless earlier terminated, the Plan will continue in effect until June 30, 2007, except that if at the end of any purchase period the aggregate funds available for purchase of Common Stock would purchase a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the purchase period will be proportionately reduced in order to eliminate the excess. The Plan would then automatically terminate after such purchase period.

     Adoption of this proposal requires approval by a majority of the votes cast at the Annual Meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) therefore would not have any impact on this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE STAFFMARK, INC. EMPLOYEE STOCK PURCHASE PLAN.

                            OTHER COMPENSATION PLANS

     In June 1996, the Board of Directors and the Company's stockholders approved the Company's 1996 Stock Option Plan (the "Option Plan"). The purpose of the Option Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. Directors, officers and other key employees of the Company and its subsidiaries are eligible to participate in the Option Plan. In addition, awards may be granted to consultants providing valuable services to the Company. Awards under the Option Plan are granted by the Compensation Committee of the Board of Directors and may include incentive stock options ("ISOs") and/or non-qualified stock options ("NQSOs").

     The Compensation Committee of the Board of Directors administers the Option Plan. The Compensation Committee generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period, and whether the grant will be an ISO or NQSO. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any calendar year may not exceed 500,000 shares; (ii) the option price per share of Common Stock may not be less than 100% of the fair market value of such share at the time of grant or 110% of the fair market value of such shares if the option is intended to be an ISO and is granted to a stockholder owning more than 10% of the combined voting power of all classes of the Company stock or of its parent or subsidiary on the date of the grant of the option; and (iii) the term of any option may not exceed 10 years or five years if the option is intended to be an ISO and is granted to a stockholder owning more than 10% of the total combined voting power of all classes of stock on the date of the grant of the option. In addition, unless otherwise specified by the Compensation Committee, all outstanding options vest upon a "change in control" of the Company (as defined by the Option Plan), and all options will terminate three months following any termination of employment.

     The Option Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service (or upon agreeing to serve in the case of the initial non-employee directors), a non-employee director will receive an NQSO to purchase 10,000 shares of Common Stock, and a continuing non-employee director will receive annual options to purchase 2,000 shares of Common Stock. Options granted to non-employee directors become exercisable one-third on the date of grant and one-third on each of the next two anniversaries of the date of grant. Non-employee directors' options have a term of five years from the date of grant.

     The maximum number of shares of Common Stock that may be subject to outstanding options, determined immediately after the grant of any option, is the greater of 1,500,000 or 12% of the aggregate number of shares of the Company's Common Stock outstanding; provided, however, that options to purchase no more than 1,500,000 shares of Common Stock may be granted as ISOs as of the preceding January 1, less, in each case, the number of shares subject to previously outstanding awards under the Option Plan. Shares of Common Stock which are attributable to awards which have expired, terminated or been cancelled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

     The Option Plan will remain in effect until terminated by the Board of Directors. No ISO may be granted more than 10 years after the adoption of the Option Plan by the Board or approval of the Plan by the stockholders, whichever is earlier. The Option Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval within one year after approval by the Board of Directors if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended, which generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation," although other awards under the Option Plan may not so qualify. Until final regulations are adopted and other guidance made available by the Internal Revenue Service, there can be no assurance that any awards under the Option Plan will qualify as "performance-based compensation" that is fully deductible by the Company under
Section 162(m).


                             SECTION 16 REQUIREMENTS

     Section 16(a) of the Exchange Act requires StaffMark's officers and directors, and persons who own more than 10% of a registered class of StaffMark's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market. Such persons are required by SEC regulation to furnish StaffMark with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of other such forms received by it with respect to 1996, or written representations from certain reporting persons, StaffMark believes that all other filing requirements applicable to its officers, directors and persons who own more than 10% of a registered class of StaffMark's equity securities have been complied with, except for the purchase of 5,000 shares of the Company's Common Stock by Charles A. Sanders, M.D., a director of the Company, on October 24, 1996. That transaction was reported on Form 5 on February 12, 1997.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants and auditors, a position that firm has held since the Company's Offering of securities to the public in September, 1996. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                       SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder proposal to be presented at the 1997 Annual Meeting should be directed to Terry C. Bellora, Secretary of the Company, 302 East Millsap Road, Fayetteville, Arkansas 72703, and must be received by the Company on or before November 28, 1997. Any such proposal must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

                        ADDITIONAL INFORMATION AVAILABLE

     Upon written request, the Company will furnish, without charge, a copy of the Company's most recent Annual Report on Form 10-K, as filed with the statements and schedules thereto. The written request should be sent to Terry C. Bellora, Secretary of the Company, 302 East Millsap Road, Fayetteville, Arkansas 72703.

                                  OTHER MATTERS

     The Board of Directors does not intend to present and does not have any reason to believe that others will present any items of business at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby in accordance with their best judgment, and discretionary authority to do so is included in the Proxy.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                       By Order of the Board of Directors


                                /s/ Terry C. Bellora
                                Terry C. Bellora
                                    Secretary


Fayetteville, Arkansas
March 28, 1997

                                   APPENDIX A

                                 STAFFMARK, INC.
                              302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of StaffMark, Inc., a Delaware corporation, do hereby nominate, constitute, and appoint Jerry T. Brewer and Clete T. Brewer, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on March 18, 1997, at the Annual Meeting of its Stockholders to be held on May 2, 1997 at the Fayetteville Hilton, 70 N. East Street, Fayetteville, Arkansas, at 10:00 a.m., local time, or at any adjournment thereof.

 PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE
                        ENCLOSED SELF-ADDRESSED ENVELOPE

1.     Election of the following nominees as directors: Jerry T. Brewer, Clete
       T. Brewer, W. David Bartholomew, Steven E. Schulte, John H. Maxwell, Jr., Janice Blethen, William T. Gregory, William J. Lynch, R. Clayton McWhorter, and Charles A. Sanders, M.D.

       ____ FOR all nominees listed        ____ WITHHOLD AUTHORITY to vote
       (except as marked to the           for all nominees
       contrary)

       (INSTRUCTION: To withhold authority to vote for any individual nominees(s),write that nominee's name(s) on the space provided below.)

2.     Approval of the Company's Employee Stock Purchase Plan

        ____ FOR                ____ AGAINST             ____ ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Make sure that the name on your stock certificate(s) is exactly as you indicate below.


                                    __________________________________
                                    Signature

                                    __________________________________
                                    Signature if jointly held

                                    DATE:______________________, 1997